Exhibit 99.1

FOR RELEASE	February 19, 2008

For additional information:

William L. “Bill” Hedgepeth II, President and CEO

(910) 892-7080, billh@newcenturybanknc.com

Lisa F. Campbell, Executive Vice President, Chief Operating Officer and Chief Financial Officer

(910) 892-7080, lisac@newcenturybanknc.com

NEW CENTURY BANK AND NEW CENTURY BANK SOUTH

RECEIVE APPROVAL TO MERGE

Dunn, NC . . . The Federal Deposit Insurance Corporation (FDIC) and the North Carolina Commissioner of Banks have approved the application for merger submitted by New Century Bancorp (NASDAQ: NCBC – the “Company”) to merge its two subsidiary banks, New Century Bank and New Century Bank South.

“With these approvals in place, we anticipate the legal merger of the two banks will take place in late March 2008,” said William L. Hedgepeth II, president and chief executive officer of the holding company and both banks. A 15-member board of directors comprised of current directors from both banks will guide the Company.

The merged bank will be called New Century Bank, and the headquarters of the holding company, the merged bank, and the operations center will remain in Dunn, NC.

New Century Bancorp reported total assets of $591.0 million as of December 31, 2007. Currently, New Century Bank is headquartered in Dunn and has offices in Dunn, Clinton, Goldsboro, and Lillington; and New Century Bank South is headquartered in Fayetteville with offices in Fayetteville, Lumberton, Pembroke, and Raeford.

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Stock Symbol: NASDAQ:NCBC

www.newcenturybanknc.com

The information as of and for the quarter and year ended December 31, 2007, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.